Exhibit 10.2

Mrs. Erika Schoenberger
250 West Riverglen Drive
Worthington, OH 43085

Dear Erika:

Thank you for interviewing for the position of General Counsel and Secretary of The Davey Tree Expert Company. As a result of the very positive feedback we received from all the individuals who spoke with you, we would like to offer you the opportunity to become a member of our Executive Management Team. Details of your offer are as follows:
Position: Vice President, General Counsel and Secretary
Base Compensation: Your base compensation will be $300,000 per year. Your first scheduled review date will be April 2019 after which your salary will be reviewed annually.
Bonus: As a participant in the Management Incentive Compensation Plan, your target bonus percentage is 75%. Based upon the performance of the Company, your bonus may range from 0% to 150% of the target bonus. Historically, bonuses have ranged from 80% to 150%. You will be eligible to receive a pro rata bonus equal to ½ the year when they are next paid in March 2019.
Severance Pav: If there is an involuntary termination of Executives employment the Company shall pay the Executive and amount equal to 1.0 times Executives then Base Salary. Such severance payments shall be made in accordance with the Company's standard payroll procedures.
Relocation Allowance: You will be receiving a separate Relocation Agreement generated out of the NuCompass Mobility program that will provide the details of the relocation package. The details will be commensurate with our discussions around payment for closing costs on the sale and purchase of your homes, direct payment of packing and household moving expenses and reimbursement for temporary housing while house-hunting for up to 6 months.
Vehicle Reimbursement: You will receive a vehicle reimbursement according to the company's F-Car program (Plan Summary provided)
•Group Health Insurance administered by Anthem Blue Cross/Blue Shield
•Basic Life, Accidental & Dismemberment Insurance administered by Guardian Life Insurance Company
•Supplemental Life Insurance and Dependent Life Insurance also administered by Guardian Life Insurance Company
•Dental Insurance administered by Guardian Life Insurance Company
•Vision Insurance administered by EyeMed
•The Davey Tree Expert Company 401KSOP and ESOP o Eligible to participate after one year of service
◦Company match: 100% of first 1%; 50% of next 2% through 4%
•Davey Employee Stock Purchase Plan (ESPP) (Plan Summary provided)
◦Eligible to participate after one-year of continuous full-time service
◦Provides the opportunity to purchase up to $10,400 a year in Company stock at 85% of the current fair market value through payroll deduction

•Paid Time Off Policies
◦Vacation: twenty days
◦Sick: Five days
◦Holidays: Six days (New Year's, Memorial Day, Fourth of July, Labor Day, Thanksgiving and Christmas)
We sincerely hope you will accept our offer. We believe we are prepared to provide you with a great opportunity and look forward to working with you. If you have any questions, please do not hesitate to contact me.
If you accept our offer as outlined above, please sign and return one copy of this letter to me. We can determine a start date that is expedited, but that meets your commitments at your current employer.

Sincerely,

/s/Patrick M. Covey

Patrick M. Covey
President and CEO

ACCEPTED: /s/Erika J. Schoenberger
Erika J. Schoenberger

DATE: July 27, 2018